Chuy’s Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2017 Financial Results

AUSTIN, Texas, March 8, 2018 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the 14-week and 53-week periods ended December 31, 2017.
Highlights for the 14-week fourth quarter ended December 31, 2017, compared to the 13-week fourth quarter ended December 25, 2016 were as follows:

•	Revenue increased 21.5% to $96.0 million from $79.1 million in the fourth quarter of 2016. The extra operating week in fiscal 2017 contributed approximately $7.3 million in revenue.

•	Comparable restaurant sales increased 1.3% as compared to the same period in 2016 (13 weeks vs. 13 weeks).

•
GAAP net income was $15.9 million, or $0.93 per diluted share, compared to GAAP net income of $2.3 million, or $0.14 per diluted share, in the fourth quarter of 2016. Fourth quarter 2017 results included a gain on insurance settlements of $1.4 million pre-tax and fourth quarter 2016 results included closure costs of $1.1 million pre-tax related to one closed restaurant.

•
H.R.1, commonly referred to as The Tax Cuts and Jobs Act of 2017 ("Tax Act"), positively impacted GAAP net income by $11.7 million or $0.69 per diluted share for the revaluation of our net deferred tax balance.

•
Adjusted net income(1) increased 2.0% to $3.2 million, or $0.19 per diluted share compared to $3.1 million, or $0.18 per diluted share in the same period in 2016. Fourth quarter 2017 adjusted net income was negatively impacted by approximately $0.01 per diluted share as a result of the temporary closure of one restaurant due to damage from Hurricane Harvey.

•	Restaurant-level operating profit(1) increased to $15.2 million or 15.0% from $13.2 million in the fourth quarter of 2016.

•	Four new restaurants opened during the fourth quarter of 2017. Additionally, we reopened a restaurant temporarily closed due to Hurricane Harvey.
Highlights for the 53-week fiscal year ended December 31, 2017, compared to the 52-week fiscal year ended December 25, 2016 were as follows:

•	Revenue increased 11.8% to $369.6 million from $330.6 million in the 2016 fiscal year. The extra operating week in fiscal 2017 contributed approximately $7.3 million in revenue.

•	Comparable restaurant sales decreased 0.7% as compared to the same period in 2016 (52 weeks vs. 52 weeks).

•	GAAP net income was $29.0 million, or $1.70 per diluted share, compared to $17.2 million, or $1.02 per diluted share during the fiscal year 2016. Fiscal year 2017 results included a gain on insurance settlements of $1.4 million pre-tax and fiscal year 2016 results included closure costs of $1.5 million pre-tax related to one closed restaurant.

•	The Tax Act positively impacted GAAP net income by $11.7 million or $0.69 per diluted share for the revaluation of our net deferred tax balance.

•
Adjusted net income(1) decreased to $16.3 million, or $0.96 per diluted share compared to $18.3 million, or $1.08 per diluted share during the fiscal year 2016. Fiscal year 2017 adjusted net income was negatively impacted by approximately $0.04 per diluted share as a result of the temporary closure of one restaurant due to damage from Hurricane Harvey.

•	Restaurant-level operating profit(1) increased to $64.6 million or 1.2% from $63.8 million during the 2016 fiscal year.

•	A total of eleven new restaurants opened during 2017.

(1)
Adjusted net income and restaurant-level operating profit are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating profit to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. commented, “Our fourth quarter results were highlighted by double-digit growth in revenue and a return to positive comparable restaurant sales. Our focus remains on taking care of our customers by offering exceptional service standards and delivering high-quality, made-from-scratch food and drinks in a unique and upbeat atmosphere."
Hislop added, “We successfully opened 11 restaurants in 2017, increasing our store base by 14%, and we remained excited with the long-term growth prospect of the Chuy’s brand. We expect to open 8 to 12 new restaurants during 2018 with a blend of new and existing markets. With a healthy development pipeline, a renewed focus in marketing to increase brand awareness and our value messaging, and labor initiatives to improve our labor management in the face of rising labor costs, we look forward to a productive year.”
Fourth Quarter 2017 Financial Results
Revenue increased 21.5% to $96.0 million in the fourth quarter of 2017 compared to $79.1 million in the fourth quarter of 2016. The Company's fourth quarter of 2017 included 14 weeks compared 13 weeks in fiscal year 2016. Revenue attributed to the extra operating week was $7.3 million. In addition to the extra operating week, the increase in revenue was primarily driven by $22.0 million in incremental revenue from an additional 276 operating weeks provided by 14 new restaurants opened during and subsequent to the fourth quarter of 2016. This increase was partially offset by a $0.7 million decrease in revenue related to a temporary closure of one restaurant as a result of Hurricane Harvey and our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 1.3% during the 13-week comparable period ended December 24, 2017 as compared to the same period in 2016. The increase in comparable sales was driven by a 1.6% increase in average check, partially offset by a 0.3% decrease in average weekly customer. Comparable restaurant sales were positively impacted by about 100 basis points as a result of an extra operating day in fiscal 2017 due to the Company’s restaurant closing schedule on Christmas Day in fiscal year 2016. This positive impact was partially offset by unfavorable weather conditions and sporting events of approximately 40 basis points and strategic cannibalization of 45 basis points from two Austin restaurants. The comparable restaurant base consisted of 70 restaurants during the fourth quarter of 2017.

Total restaurant operating costs as a percentage of revenue increased to 84.2% in the fourth quarter of 2017 from 83.3% in the fourth quarter of 2016. This increase was primarily driven by higher labor costs as a percentage of revenue due to new store labor inefficiencies related to two additional store openings in the current quarter as compared to last year, hourly labor rate inflation and higher commodity and insurance costs. The overall increase was partially offset by increased operating leverage due to an extra week and an hourly health plan accrual adjustment.
GAAP net income in the fourth quarter of 2017 increased to $15.9 million, or $0.93 per diluted share, compared to GAAP net income of $2.3 million, or $0.14 per diluted share in the fourth quarter of 2016. GAAP net income for the fourth quarter of 2017 included approximately $0.07 per diluted share from the extra operating week.
During the fourth quarter of 2017, the Company recorded a non-recurring favorable deferred tax balance revaluation adjustment of $11.7 million and a $1.4 million gain on insurance settlements mainly related to Hurricane Harvey. During the fourth quarter of 2016, the Company incurred closure costs of $1.1 million pre-tax related to the closing of one restaurant.
Adjusted net income increased 2.0% to $3.2 million, or $0.19 per diluted share compared to $3.1 million, or $0.18 per diluted share in the same period in 2016. Please see the reconciliation from GAAP net income to adjusted net income in the accompanying financial tables.
Fiscal Year 2017 Financial Results
Revenue increased 11.8% to $369.6 million in fiscal 2017 compared to $330.6 million in fiscal 2016. The Company's fiscal year 2017 included 53 weeks compared 52 weeks in fiscal year 2016. Revenue attributed to the extra operating week was $7.3 million. In addition to the extra operating week, the increase in revenue was primarily driven by $44.6 million in incremental revenue from an additional 567 operating weeks provided by 23 new restaurants opened during and subsequent to fiscal year 2016. This increase was partially offset by a decrease in our comparable sales, a $1.9 million decrease during the second half of the fiscal year as a result of Hurricanes Harvey and Irma as well as revenue from our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue related to non-comparable restaurants is historically lower as the stores transition out of the 'honeymoon' period that follows a restaurant's initial opening. The honeymoon period refers to the weeks following a restaurant's initial opening, during which sales are typically higher than normal.
Comparable restaurant sales decreased 0.7% during the year for the 52-week comparable period ended December 24, 2017 as compared to the same period in 2016. This decrease in comparable restaurant sales was primarily driven by a 2.3% decrease in average weekly customer, partially offset by a 1.6% increase in average weekly check. Comparable restaurant sales were negatively impacted by unfavorable weather conditions and sporting events of approximately 40 basis points and strategic cannibalization of approximately 40 basis points from two Austin restaurants. This decrease was partially offset by about 20 basis points as a result of an extra operating day in fiscal 2017 due to the Company’s restaurant closing schedule on Christmas Day in fiscal year 2016.
Total restaurant operating costs as a percentage of revenue increased to 82.4% in fiscal 2017 from 80.7% in fiscal 2016. This increase was primarily driven by higher labor costs as a percentage of revenue due to new store labor inefficiencies driven by delayed openings, hourly labor rate inflation, higher food costs, higher insurance and higher utilities costs. This overall increase is partially offset by an hourly health plan accrual adjustment and increased operating leverage due to an extra week.
GAAP net income in fiscal 2017 increased to $29.0 million, or $1.70 per diluted share, compared to GAAP net income of $17.2 million, or $1.02 per diluted share in fiscal 2016. GAAP net income for fiscal 2017 included approximately $0.07 per diluted share from the extra operating week.

During fiscal 2017, the Company recorded a non-recurring favorable deferred tax balance revaluation adjustment of $11.7 million and a $1.4 million gain on insurance settlements mainly related to Hurricane Harvey. During fiscal 2016, the Company incurred closure costs of $1.5 million pre-tax related to the closing of one restaurant.
Adjusted net income decreased to $16.3 million, or $0.96 per diluted share compared to $18.3 million, or $1.08 per diluted share in the same period in 2016. Please see the reconciliation from GAAP net income to adjusted net income in the accompanying financial tables.
Income Taxes
In December 2017, the U.S. government enacted the Tax Act with an effective date of January 1, 2018. The Tax Act includes many changes, including a reduction in the federal statutory rate from 35% to 21%. As a result of this change, we were required to revalue our deferred tax balance using the new federal statutory tax rate. This revaluation resulted in a non-recurring one time favorable adjustment to our net deferred tax balance of $11.7 million with a corresponding decrease to the provision for income taxes in the fourth quarter of 2017. Excluding the impact of the revaluation adjustment, our effective tax rate for fiscal year 2017 was 26.4% as compared to 29% for the comparable period in 2016. The decrease in rate is primarily driven by favorable discrete tax items.
Development Update
During the fourth quarter, four new Chuy’s restaurants were opened in Pasadena, Texas; Schaumburg, Illinois; Annapolis, Maryland and Alpharetta, Georgia. Additionally, we reopened a restaurant temporarily closed in the third quarter of 2017 due to Hurricane Harvey. There were 91 Chuy’s restaurants in operation as of the end of the fourth quarter of 2017.
2018 Outlook
The Company currently expects 2018 net income per diluted share of $1.12 to $1.16. This compares to adjusted net income per diluted share of $0.89, after excluding approximately $0.07 per diluted share from the extra week in 2017. The net income guidance for fiscal year 2018 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of 1.0% to 1.5% (on a 52-week comparable basis);

•	Restaurant pre-opening expenses of $3.7 million to $5.5 million;

•	General and administrative expense of $21.3 million to $21.8 million;

•	An effective tax rate of 13% to 14%;

•	The opening of 8 to 12 new restaurants;

•	Annual weighted average diluted shares outstanding of 17.1 million to 17.2 million shares; and

•	Net capital expenditures (net of tenant improvement allowances) of $30.0 million to $40.0 million.
As a result of the Tax Act we intend to reinvest approximately $1.5 million or 40 basis points of savings into national-level marketing initiatives and investments in our off-premise initiatives including to-go packaging, on-line ordering and catering.
We report our financial statements on a fiscal calendar basis. Due to the 53rd week in fiscal year 2017, our financial statement comparison will be one week different year over year. However, we believe that reporting our comparable restaurant sales on a comparable calendar basis will help facilitate period-over-period comparisons.

The table below sets forth our fiscal and comparable calendar dates.

	Fiscal Calendar Basis	Comparable Calendar Basis

First Quarter	January 1, 2018 - April 1, 2018	January 1, 2018 - April 1, 2018
	vs.	vs.
	December 26, 2016 - March 26, 2017	January 2, 2017 - April 2, 2017

Second Quarter	April 2, 2018 - July 1, 2018	April 2, 2018 - July 1, 2018
	vs.	vs.
	March 27, 2017 - June 25, 2017	April 3, 2017 - July 2, 2017

Third Quarter	July 2, 2018 - September 30, 2018	July 2, 2018 - September 30, 2018
	vs.	vs.
	June 26, 2017 - September 24, 2017	July 3, 2017 - October 1, 2017

Fourth Quarter	October 1, 2018 - December 30, 2018	October 1, 2018 - December 30, 2018
	vs.	vs.
	September 25, 2017 - December 31, 2017	October 2, 2017 - December 31, 2017

Year	January 1, 2018 - December 30, 2018	January 1, 2018 - December 30, 2018
	vs.	vs.
	December 26, 2016 - December 31, 2017	January 2, 2017 - December 31, 2017

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Our comparable restaurant sales calculations are based on 13-week and 52-week periods for the fourth quarter and for fiscal year 2017, respectively. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter of 2017 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 800-281-7973 or for international callers by dialing 323-794-2093. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 5103771. The replay will be available until Thursday, March 15, 2018.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the investors section. An archive of the webcast will be available through the corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates 91 full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and our intended uses of the savings resulting from the Tax Act are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin, and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment and closure costs, gain on insurance settlements and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, gain on insurance settlements and impairment and closure costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs and impairment and closure costs are not a component of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.
Adjusted net income represents our net income before gain on insurance proceeds, impairment and closure costs, income tax effect on adjustments and deferred tax balance adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit and restaurant-level operating margin exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures as well as adjusted net income exclusively as supplements to, and not substitutes for, net income or income (loss) from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income (loss) from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc. and Subsidiary
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Revenue	$96,020	$79,053	$369,589	$330,613

Costs and expenses:
Cost of sales	25,337	20,619	96,270	85,542
Labor	34,991	27,873	128,846	110,730
Operating	13,066	11,307	51,462	45,900
Occupancy	6,714	5,567	25,642	22,204
General and administrative	4,271	4,025	18,661	17,560
Marketing	713	474	2,756	2,390
Restaurant pre-opening	2,165	1,203	6,233	5,348
Impairment and closure costs	—	1,127	—	1,517
Gain on insurance settlements	(1,362)	—	(1,362)	—
Depreciation and amortization	4,610	4,076	17,560	15,081
Total costs and expenses	90,505	76,271	346,068	306,272
Income from operations	5,515	2,782	23,521	24,341
Interest expense	17	16	65	63
Income before income taxes	5,498	2,766	23,456	24,278
Income tax (benefit) expense	(10,384)	433	(5,500)	7,034
Net income	$15,882	$2,333	$28,956	$17,244

Net income per common share: basic	$0.94	$0.14	$1.71	$1.03
Net income per common share: diluted	$0.93	$0.14	$1.70	$1.02

Weighted-average shares outstanding: basic	16,917,949	16,829,266	16,894,986	16,676,073
Weighted-average shares outstanding: diluted	17,020,563	16,968,180	17,003,233	16,887,882

Reconciliation of GAAP net income and net income per share to adjusted results:

	Quarter Ended		Year Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Net income as reported	$15,882	$2,333	$28,956	$17,244
Impairment and closure costs	—	1,127	—	1,517
Gain on insurance settlements	(1,362)	—	(1,362)	—
Income tax effect on adjustment (1)	360	(338)	360	(455)
Deferred tax balance adjustment (2)	(11,696)	—	$(11,696)	—
Adjusted net income	$3,184	$3,122	$16,258	$18,306

Adjusted net income per common share: basic	$0.19	$0.19	$0.96	$1.10
Adjusted net income per common share: diluted	$0.19	$0.18	$0.96	$1.08

Weighted-average shares outstanding: basic	16,917,949	16,829,266	16,894,986	16,676,073
Weighted-average shares outstanding: diluted	17,020,563	16,968,180	17,003,233	16,887,882

(1)	Reflects the income tax effect associated with the adjustments based on the Company’s effective tax rate prior to the impact of the Tax Act.

(2)	Reflects the revaluation of our net deferred tax balance using the new lower tax rate pursuant to the Tax Act.

Reconciliation of GAAP income from operations to restaurant-level operating profit:

	Quarter Ended		Year Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Income from operations as reported	$5,515	$2,782	$23,521	$24,341
General and administrative	4,271	4,025	18,661	17,560
Restaurant pre-opening expenses	2,165	1,203	6,233	5,348
Impairment and closure costs	—	1,127	—	1,517
Gain on insurance settlements	(1,362)	—	(1,362)	—
Depreciation and amortization	4,610	4,076	17,560	15,081
Restaurant-level operating profit	$15,199	$13,213	$64,613	$63,847

Restaurant-level operating margin (1)	15.8%	16.7%	17.5%	19.3%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc. and Subsidiary
Unaudited Selected Balance Sheet Data
(In thousands)

	December 31, 2017	December 25, 2016
Cash and cash equivalents	$8,785	$13,694
Total assets	271,967	240,728
Long-term debt	—	—
Total stockholders’ equity	188,962	157,065

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com